EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TETRA TECHNOLOGIES, INC.

TETRA Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation’s Restated Certificate of Incorporation, as amended:

1.    The first sentence of Article FOURTH is hereby amended and, as amended, shall read as follows:

“FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is 155,000,000, consisting of 5,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called “Preferred Stock”), and 150,000,000 shares of Common Stock, of the par value of $.01 per share (hereinafter called “Common Stock”).”
SECOND: That thereafter, pursuant to the resolutions of the Board of Directors, the proposed amendment was considered at the next annual meeting of stockholders of the Corporation duly called and held on May 3, 2016, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of the Corporation, as required by statute and the Restated Certificate of Incorporation, were voted in favor of such amendment.
THIRD: That said amendment was duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Stuart M. Brightman, its President and Chief Executive Officer, and attested to by Kimberly M. O’Brien, its Corporate Secretary, this 3rd day of May, 2016.

By: /s/ Stuart M. Brightman
Stuart M. Brightman
President and Chief Executive Officer

ATTEST:

/s/ Kimberly M. O’Brien
Kimberly M. O’Brien
Corporate Secretary

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